Sub-Item 77I: Terms of New or Amended Securities

Effective April 16, 2012, the Goldman Sachs Global Markets Navigator Fund (the “Fund”) commenced offering
Service Shares. The terms of the Service Shares for the Fund are described in Post-Effective Amendment No.
28 to the Registrant’s Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on April 9, 2012 (Accession No. 0000950123-12-005838). Amendment No. 15 to the Trust’s Agreement and
Declaration of Trust, dated July 25, 2011, which established Service Shares for the Fund (then referred to as “Goldman Sachs Momentum Builder Fund,” but subsequently renamed), is incorporated herein by reference to
Exhibit (a)(16) to Post-Effective Amendment No. 25 to the Registrant’s Registration Statement on Form N-1A
 filed with the Securities and Exchange Commission on December 2, 2011 (Accession No. 0000950123-11-101817).